Exhibit (a)(1)
FINISAR CORPORATION
OFFER TO REPLACE ELIGIBLE OPTIONS
DECEMBER 17, 2007
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 9:00 P.M., PACIFIC STANDARD TIME, ON JANUARY 18, 2008,
UNLESS THE OFFER IS EXTENDED
Finisar Corporation (“Finisar”, the “Company”, “us” or “we”) is making this offer (the “Offer”) to certain individuals to cancel certain outstanding stock options to purchase the Company’s common stock previously granted to those individuals and replace those cancelled options with new options with an adjusted exercise price per share.
A stock option will be subject to this Offer only to the extent that option meets each of the following conditions:
(i) The option was granted under the Finisar Corporation 2005 Stock Incentive Plan (the “2005 Plan”), the Finisar Corporation 2001 Nonstatutory Stock Option Plan, or the Finisar Corporation 1999 Stock Option Plan (which was amended and renamed the Finisar Corporation 2005 Stock Incentive Plan effective as of September 8, 2005) (collectively, the “Plans”).
(ii) The option has an exercise price per share less than the fair market value per share of the Company’s common stock on the date which has now been determined to be the correct measurement date for that option for financial accounting purposes.
(iii) All or a portion of the option was unvested as of December 31, 2004.
(iv) The option is held by an individual who is, on the expiration of this Offer, a current employee of the Company (or any subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”). However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate in the Offer.
(iv) The option is outstanding on the expiration date of this Offer.
An option that satisfies each of the foregoing conditions is designated an Eligible Option for purposes of the Offer. If only a portion of the option meets the foregoing conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for replacement pursuant to this Offer.
Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option may be treated as a below-market grant subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to have those options cancelled and replaced with a new exercise price per share to avoid such adverse taxation.
If an Eligible Option is tendered and accepted pursuant to the Offer, the Eligible Option will be cancelled and immediately replaced with a new option (the “New Option”) that is the same as the cancelled Eligible Option except that the exercise price per share will be equal to the lower of (i) the fair market value per share of the Company’s common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) the closing selling price per share of such common stock on the date on which the Offer expires, but in no event will such exercise price be less than the exercise price currently in effect for the cancelled Eligible Option. The New Option will be granted on the date this Offer expires (but after the 9:00 p.m. Pacific Standard Time expiration of the Offer) and the exercise price per share of the new Option will be designated the “Adjusted Exercise Price.” However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the expiration date of the Offer, be cancelled and immediately replaced with a New Option that is the same as the cancelled option, including the same exercise price

i

per share but with a new grant date. Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased.
If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion may be cancelled and replaced pursuant to this Offer. The balance of such option will not be subject to this Offer and will not constitute an Eligible Option for purposes of this Offer. That portion (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and will not be subject to adverse tax consequences under Section 409A.
Each Eligible Optionee whose New Option has an Adjusted Exercise Price per share in excess of the exercise price currently in effect for his or her cancelled Eligible Option will become entitled to receive a special award of restricted stock units (“RSUs”) with respect to that option. An RSU represents the right to receive one share of the Company’s common stock.
The number of RSUs awarded with respect to each such New Option will be equal to a number (rounded up to the nearest whole share) determined by dividing (i) the product of (A) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that cancelled Eligible Option and (B) the number of shares of the Company’s common stock purchasable under the New Option at the Adjusted Exercise Price by (ii) the closing selling price of the common stock on the date on which the Offer expires. The RSUs will be granted on the date on which the Offer expires (but after the 9:00 p.m. Pacific Standard Time expiration of the Offer), and the underlying shares of common stock will be issued on January 6, 2009, subject to the collection of all applicable withholding taxes and payments. Such a delayed issuance is required by applicable Internal Revenue Service regulations. The shares of common stock underlying the RSUs will be issued whether or not the Eligible Optionee continues in the Company’s employ through the issuance date.
If an Eligible Optionee is not in the employ of the Company (or any subsidiary) on the expiration date of the Offer, then none of his or her tendered Eligible Options will be cancelled and replaced, and the Eligible Optionee will not become entitled to any RSUs with respect to those options. The tendered options will be returned to the Eligible Optionee and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise prices per share. Such Eligible Optionee will incur Section 409A tax penalties upon his or her subsequent exercise of those options, unless the Eligible Optionee brings those options into compliance with Section 409A prior to such exercise. Such Eligible Optionee will receive a separate communication from the Company regarding his or her tax situation and any financial assistance the Company may provide with respect to the Section 409A tax penalties that may be subsequently incurred in connection with those options.
The Offer will expire on the expiration date, currently set for January 18, 2008, unless extended (the “Expiration Date”).
If you are an Eligible Optionee, you will receive an email on the commencement date of the Offer announcing the Offer and containing a link to the Offer website. Once you have logged onto the Offer website and clicked on the “Make An Election” button, you will be directed to your Election Form that contains the following personalized information with respect to each Eligible Option you hold:
–	the grant number for that option,

–	the grant date indicated for that option,

–	the current exercise price per share in effect for that option,

–	the revised measurement date determined for that option for financial accounting purposes,

–	the fair market value per share of the Company’s common stock on the revised measurement date for that option,

–	the total number of shares of the Company’s common stock subject to the outstanding option, and

–	the number of option shares eligible for replacement in the Offer.
Subject to satisfaction of the conditions to the Offer, we currently intend to accept for cancellation and replacement on the Expiration Date all Eligible Options tendered by Eligible Optionees who properly accept the Offer and are employed by Finisar (or any Finisar subsidiary) on the Expiration Date.
As of December 14, 2007, options to purchase approximately 50,489,419 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to 14,286,705 shares of our common stock.
We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. Participation in the Offer is voluntary, and you are not required to tender any of your Eligible Options for cancellation and replacement. The Offer is not conditioned upon the tender of any minimum number of Eligible Options for cancellation and replacement.
Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for cancellation and replacement. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not replaced pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and similar state tax laws). For that reason, we recommend that you consult with your personal tax, financial and legal advisor to determine the consequences of tendering or not tendering your Eligible Options pursuant to the Offer.
Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “FNSR.” On December 14, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $1.43 per share.
Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each New Option is meant to reflect our view of what the trading price of our common stock will be in the short, medium or long-term.
You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Election Form to the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.
We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO or in the related Election Form, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer.
The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax, financial and legal advisors to determine the consequences of electing to participate or electing not to participate in the Offer.

IMPORTANT INFORMATION
If you wish to tender one or more of your Eligible Options for cancellation and replacement, you must properly complete and sign the Election Form in accordance with the applicable instructions for that form. You can complete this process by accessing the Offer website at https://finisar.equitybenefits.com/.
The key dates to remember in connection with the Offer are as follows:
The commencement date of the Offer is December 17, 2007.
The Offer will expire at 9:00 pm Pacific Standard Time on January 18, 2008 (unless we extend it).
The Eligible Options will be cancelled and replaced on January 18, 2008 (unless we extend the Offer). Please be aware that your option account at E*Trade may not accurately reflect the replacement for one to two business days following the Expiration Date.
The RSUs will be granted on January 18, 2008 (unless we extend the offer). The shares of common stock underlying the RSUs will be issued on January 6, 2009.
We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

TABLE OF CONTENTS

PAGE
INDEX TO SUMMARY TERM SHEET	1

SUMMARY TERM SHEET	3

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER	13

THE OFFER	14
1. ELIGIBILE OPTIONS; ELIGIBLE OPTIONEES; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; RESTRICTED STOCK UNITS; FORMER EMPLOYEES; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS	14
2. PURPOSE OF THE OFFER	17
3. STATUS OF ELIGIBLE OPTIONS NOT REPLACED	20
4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS	21
5. WITHDRAWAL RIGHTS	22
6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR REPLACEMENT AND GRANT OF NEW OPTIONS AND RESTRICTED STOCK UNITS	23
7. CONDITIONS OF THE OFFER	23
8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	26
9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS	26
10. NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS	31
11. INFORMATION CONCERNING FINISAR	31
12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS	33
13. STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER	34
14. LEGAL MATTERS; REGULATORY APPROVALS	34
15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	34
16. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT	36
17. FEES AND EXPENSES	36
18. ADDITIONAL INFORMATION	36
19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS	37

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FINISAR CORPORATION
SCHEDULE II	BENEFICIAL OWNERSHIP OF SECURITIES BY FINISAR CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

QUESTION	PAGE

28. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	11

29. TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?	12

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Election Form. The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and in the Election Form. We have included page references to the relevant sections of the document where you can find a more complete description of the topics in this summary term sheet.
1. WHAT IS THE OFFER?
The Offer is a voluntary opportunity for eligible optionees to elect to have certain outstanding options cancelled and replaced with new options and, in certain cases, receive a special award of restricted stock units with respect to such new options.
For purposes of the Offer, you should be familiar with the following additional definitions.
     “Adjusted Exercise Price” is the exercise price per share that will be in effect for each New Option issued in replacement of a cancelled Eligible Option pursuant to the Offer and will be equal to the lower of (i) the fair market value per share of the Company’s common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) the closing selling price per share of such common stock on the expiration date of the Offer. However, in no event will the Adjusted Exercise Price as so determined be lower than the exercise price per share currently in effect for the cancelled Eligible Option.
     “Election Form” is the form that an Eligible Optionee must use to notify the Company as to the particular Eligible Options he or she has elected to tender for cancellation and replacement pursuant to the terms of the Offer.
     “Eligible Option” is an outstanding option to purchase shares of the Company’s common stock which meets each of the following conditions:
(i)	The option was granted under the Finisar Corporation 2005 Stock Incentive Plan, the Finisar Corporation 2001 Nonstatutory Stock Option Plan and the Finisar Corporation 1999 Stock Option Plan (which was amended and renamed the Finisar Corporation 2005 Stock Incentive Plan effective as of September 8, 2005) (collectively, the “Plans”);

(ii)	The option has an exercise price per share less than the fair market value per share of the Company’s common stock on the date which has now been determined to be the correct measurement date for that option for financial accounting purposes;

(iii)	The option was unvested as of December 31, 2004; and

(iv)	The option is outstanding on the expiration date of the Offer.
An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for replacement pursuant to this Offer.
     “Eligible Optionee” is each person who is, on the expiration date of the Offer, a current employee of Finisar (or any subsidiary) and subject to income taxation in the United States with respect to his or her Eligible Options. However, executive officers of the Company and members of our board of directors (the “Board”) are not eligible to participate in the Offer.
     “Expiration Date” means 9:00 p.m. Pacific Standard Time on January 18, 2008, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires.

     “New Option” will mean the option granted on the Expiration Date in replacement of a tendered Eligible Option. The New Option will be granted under the 2005 Plan and will be the same as the cancelled option, except that the New Option will have an Adjusted Exercise Price and a new grant date. The New Option will be evidenced by a new option agreement that replaces the option documentation in effect for the cancelled option.
     “RSUs” are the special restricted stock units to which an Eligible Optionee will become entitled if the exercise price per share of one or more New Options granted in cancellation of his or her Eligible Options is higher than the current exercise price of the cancelled Eligible Options.
     “2005 Plan” means the Finisar Corporation 2005 Stock Incentive Plan.
2. WHY IS FINISAR MAKING THE OFFER?
We are making this Offer to replace the Eligible Options because of potential adverse tax consequences that may apply to those options. As a result of a thorough investigation of the Company’s past option grant practices, the Company has determined that the exercise price per share currently in effect for each Eligible Option is lower than the fair market value per share of the Company’s common stock on the date which has now been determined to be the correct measurement date for that option for financial accounting purposes. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. By reason of their revised measurement dates, the Eligible Options may be deemed to be below-market options under Section 409A. Accordingly, Finisar has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by replacing these options with New Options. By taking such remedial action, Eligible Optionees can avoid the adverse tax consequences summarized in Section 2 of the Offer. (Page 17)
3. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?
You are an Eligible Optionee, and are, therefore, eligible to participate in the Offer if you are a current employee of the Company (or any subsidiary) on the Expiration Date and are subject to income taxation in the United States with respect to your Eligible Options. (Page 14)
4.	ARE FINISAR EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?
Our executive officers and the non-employee members of our Board are not eligible to participate in the Offer. (Page 14)
5. ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?
Yes. If you are a current employee of the Company (or any subsidiary) holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States.
6. WHICH OPTIONS ARE ELIGIBLE FOR REPLACEMENT PURSUANT TO THE OFFER?
An outstanding option to purchase shares of Finisar common stock will be eligible for replacement pursuant to the Offer if that option meets each of the following conditions:
(i)	The option was granted under the Finisar Corporation 2005 Stock Incentive Plan, the Finisar Corporation 2001 Nonstatutory Stock Option Plan, or the Finisar Corporation 1999 Stock Option Plan (which was amended and renamed the Finisar Corporation 2005 Stock Incentive Plan effective as of September 8, 2005) (collectively, the “Plans”);

(ii)	The exercise price per share currently in effect for that option is lower than the fair market value per share of the Company’s common stock on the date which has been determined to be the correct measurement date for that option for financial accounting purposes;

(iii)	The option was unvested as of December 31, 2004; and

(iv)	The option is outstanding on the expiration date of the Offer.
An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for replacement pursuant to this Offer. (Page 14)
Your individualized Eligible Option chart in the Election Form accessible on the Offer website at https://finisar.equitybenefits.com/ will set forth the revised measurement date for each Eligible Option you hold, the fair market value per share of our common stock on that date and the number of shares of common stock subject to each Eligible Option.
7. WHAT ARE THE COMPONENTS OF THE OFFER?
If an Eligible Option is replaced with a New Option pursuant to the Offer, then the exercise price of the New Option will be increased to the lower of (i) the fair market value per share of the Company’s common stock on the revised measurement date determined for the option for financial accounting purposes or (ii) the closing selling price per share of the Company’s common stock on the Expiration Date, but in no event less than the exercise price currently in effect for the tendered Eligible Option. The new exercise price in effect for each tendered Eligible Option will be designated the “Adjusted Exercise Price.” The Adjusted Exercise Price will avoid the potential taxation of that option under Section 409A.
However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Expiration Date, be cancelled and immediately replaced with a New Option that is the same as the cancelled option, including the same exercise price per share but with a new grant date. Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. (Page 15)
In addition, each Eligible Optionee whose New Option has an Adjusted Exercise Price per share in excess of the exercise price currently in effect for his or her cancelled Eligible Option will become entitled to receive a special award of restricted stock units (“RSUs”) with respect to that option. An RSU represents the right to receive one share of Company common stock. The number of RSUs awarded with respect to each such New Option will be equal to a number, rounded up to the nearest whole number, determined by dividing (i) the product of (A) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that cancelled Eligible Option and (B) the number of shares of the Company’s common stock purchasable under the New Option at the Adjusted Exercise Price by (ii) the closing selling price of the Company’s common stock on the Expiration Date. The RSUs will be granted on the Expiration Date, and the underlying shares of common stock will be issued on January 6, 2009, subject to the collection of all applicable withholding taxes and payments. Such a delayed issuance is required by applicable Internal Revenue Service (“IRS”) regulations. The shares of common stock underlying the RSUs will be issued whether or not the Eligible Optionee continues in the Company’s employ through the issuance date. (Page 15)
8. WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?
If you are not an employee of Finisar (or any subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be replaced, and you will not be entitled to any RSUs with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You may incur Section 409A tax penalties with respect to those options, unless you bring those options into compliance with Section 409A.

You will receive a separate communication from the Company regarding your tax situation and any financial assistance the Company may provide with respect to the Section 409A tax penalties you may subsequently incur in connection with those options. (Page 16)
9. WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?
Section 409A and the U.S. Treasury regulations issued thereunder provide that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Based on currently available guidance, certain remedial action is taken before the earlier of (i) December 31, 2008 or (ii) the date the optionee exercises his or her Eligible Options, Section 409A will likely subject the optionee to the following adverse tax consequences.
     Taxation in Calendar Year 2009. To the extent the optionee continues to hold in the 2009 calendar year unexercised Eligible Options for shares of the Company’s common stock that vested prior to that year or that vest during such year, the optionee will recognize taxable income for the 2009 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2009 calendar year, even though the Eligible Option is not exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2009 calendar year or (ii) December 31, 2009.
      Tax Penalty. In addition to normal income taxes payable on the spread in effect under each of the optionee’s Eligible Options on the applicable tax measurement date for the 2009 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.
     Note: California has adopted Section 409A, and for optionees subject to California income taxation, the total penalty tax is 40%. Other states have also adopted Section 409A with penalty taxes at rates different from the 20% rate under Section 409A.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option outstanding in the 2009 calendar year vested as to one or more shares after the 2004 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2009 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for each calendar year of vesting had he or she been taxed on the spread which existed on those vested shares on December 31 of such year (the amount by which the December 31 fair market value of the shares which vested under the Eligible Option during that calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31 option spread on the shares which vested under the Eligible Option during the calendar year. The tax amount resulting from such calculation is not actually payable for the calendar year, but will trigger an interest penalty under Section 409A for the period beginning on April 15 of the subsequent calendar year and continue until the date the optionee pays the accrued interest with his or her taxes for the 2009 calendar year. There would also be an additional interest penalty with respect to the shares which vested under the Eligible Option after the 2004 calendar year but remain unexercised in the 2009 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue until the date the optionee pays that accrued interest with his or her 2009 calendar year taxes.
     Vesting in Subsequent Calendar Years. To the extent an Eligible Option first vests in a calendar year after the 2009 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options or those options terminate.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2009 calendar year.
     Exercise in 2008 Calendar Year. If the optionee exercises an Eligible Option in the 2008 calendar year without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of the 2005, 2006 and 2007 calendar years on the option shares initially vesting in those years and any additional increases in the year-end fair market value of the shares in each calendar year subsequent to the calendar year of vesting. (Pages 18-20)
10. WHAT ARE THE TAX CONSEQUENCES IF I TENDER MY OPTIONS FOR REPLACEMENT PURSUANT TO THE OFFER?
If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your New Options are granted. Similarly, the grant of RSUs will not be a taxable event under current U.S. tax law, and you will not be required under current U.S. tax law to recognize income for U.S. federal income tax purposes at the time the RSUs are granted.
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
All Eligible Optionees, including those who are subject to taxation in foreign jurisdictions, should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.
11. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY OPTIONS?
Because the current exercise price of each Eligible Option is lower than the fair market value of the Company’s common stock on the revised measurement date of that option, none of the Eligible Options are incentive stock options even though one or more Eligible Options may have been designated as incentive stock options on the grant documents evidencing those options. The New Options which have an Adjusted Exercise Price per share equal to or greater than the closing selling price per share on the Expiration Date will be incentive stock options to the maximum extent they qualify as incentive stock options under current U.S. tax laws. One requirement for an option to qualify as an incentive stock option is that the value of shares subject to all incentive stock options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the fair market value of the shares on the option grant date. The excess portion is deemed to be a nonstatutory stock option. It is possible that one or more of your New Options may exceed the $100,000 limit (based on the aggregate value of shares that become exercisable in each calendar year under your New Options and other incentive stock options you held) and the excess portion will be granted as nonstatutory stock options. For a comparison of the U.S. federal income tax treatment of incentive stock options and nonstatutory stock options, see Pages 34-35.
12. HOW WILL MY NEW OPTION BE TAXED?
The tax treatment of your New Option under the U.S. federal income tax laws will depend upon whether your New Option is an incentive stock option or a nonstatutory option. (Page 15)

Incentive Stock Option. If your New Option is an incentive stock option, you will not recognize any taxable income for regular U.S. federal income tax purposes at the time the New Option is granted or at the time it is exercised. However, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the exercise price paid for those shares will be included in your income for purposes of the alternative minimum tax. You will recognize taxable income for regular tax purposes when you sell the shares purchased under your New Option or when you make certain other transfers or dispositions of those shares. Your federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under your New Option. Further information concerning the tax treatment of qualifying and disqualifying dispositions is set forth in Section 15 of the Offer.
Nonstatutory Stock Option. If your New Option is a nonstatutory option, you will not recognize any taxable income at the time the New Option is granted. However, when the New Option is exercised, you will recognize ordinary income equal to the amount by which the fair market value of the purchased shares at the time of exercise exceeds the exercise price paid for those shares, and the Company must collect the applicable federal, state and local withholding taxes with respect to that income.
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction with respect to the exercise of your options. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are subject to taxation. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdictions.
13. HOW WILL MY RSUS BE TAXED?
The grant of RSUs will not be a taxable event under current U.S. tax law, and you will not be required to recognize income for U.S. federal income tax purposes at the time the RSUs are granted. However, when the shares of common stock underlying the RSUs are issued to you, you will recognize ordinary income in an amount equal to the then fair market value of those shares and the Company must withhold all applicable U.S. federal, state and local income and employment withholding taxes. (Page 35)
The Company will collect the withholding taxes by automatically withholding from the shares issuable under the RSUs a number of shares of common stock with a fair market value (as of the issuance date) equal to the amount of such taxes.
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction with respect to the grant of your RSUs or the issuance of the underlying shares. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are subject to taxation. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
14.	WHAT ARE THE TAX CONSEQUENCES IF I DO NOT TENDER MY OPTIONS FOR REPLACEMENT PURSUANT TO THE OFFER?
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A (and similar state tax laws) in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws). An example illustrating the applicable tax consequences may be found on Page 19 of this document.
15. WHAT SECURITIES ARE SUBJECT TO THE OFFER?
The Offer covers only Eligible Options. Your personalized Election Form accessible on the Offer website at https://finisar.equitybenefits.com/ contains a summary of the Eligible Options that you currently hold, including information relating to the grant number and grant date indicated for each Eligible Option, the current exercise price per share in effect for that option, the revised measurement date determined for each Eligible Option for financial accounting purposes, the fair market value per share of the Company’s common stock on that date, the number of shares of common stock subject to the outstanding option and the number of option shares eligible for replacement in the Offer. (Page 14)
16. AM I REQUIRED TO PARTICIPATE IN THE OFFER?
No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for replacement pursuant to the Offer or to retain those options and seek another alternative to bring those options into compliance with Section 409A. If you decide to accept the Offer, you must submit a properly completed Election Form for your tendered Eligible Options. (Page 21)
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Pages 18-20)
17.	IF I WISH TO TENDER AN ELIGIBLE OPTION, MUST I TENDER ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO TENDER ONLY A PORTION OF THE ELIGIBLE OPTIONS?
If you wish to tender a particular Eligible Option for replacement pursuant to the Offer, you must tender all of that option for replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option. (Page 22)
18.	WILL THE TERMS AND CONDITIONS OF MY NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?
Except for the adjustment to the exercise price per share and the new grant date, each New Option granted pursuant to this Offer will be the same as the tendered Eligible Option it replaces, including the same expiration date of the option term. Although the Eligible Options are not incentive stock options for federal income tax purposes because their current exercise price is lower than the fair market value per share of the common stock on the revised measurement date for those options, New Options with an Adjusted Exercise price per share equal to or greater than the closing selling price of our common stock on the Expiration Date will be incentive stock options to the extent they qualify as such under current U.S. tax laws. It is possible that your New Options may not so qualify and will be treated as nonstatutory options. Each New Option will be granted under the 2005 Plan. (Page 15)
19. WHEN WILL MY ELIGIBLE OPTIONS BE REPLACED?
Each tendered Eligible Option will be cancelled and replaced with a New Option on the Expiration Date (but after the 9:00 p.m. Pacific Standard Time expiration of the Offer).
Promptly after the Expiration Date, you will receive a new option agreement for the New Option granted in replacement of a tendered Eligible Option and a Restricted Stock Unit Issuance Agreement evidencing the RSUs, if any, to which you are entitled. (Page 23)
20. WHEN CAN I EXERCISE MY NEW OPTIONS?
You may exercise a New Option for vested option shares at any time after grant and before termination. A New Option may not be exercised for more than the number of vested shares for which it is at the time exercisable.

21.	CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I TENDER MY ELIGIBLE OPTIONS BUT BEFORE REPLACEMENT?
You cannot exercise your Eligible Options before the Expiration Date without voiding your participation in the Offer. You may exercise your Eligible Options before the Expiration Date, provided such exercise complies with the existing terms of your Eligible Options, the Company’s insider trading policy and any interim blackout periods during which cashless exercises and sales to cover are prohibited. However, if you exercise your Eligible Options before the Expiration Date, any election you have made to tender your exercised option for replacement pursuant to the Offer will be null and void. Consequently, you may personally incur adverse tax consequences under Section 409A (and similar state tax laws) with respect to any Eligible Options you exercise before they are replaced. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and similar state tax laws).
22.	WHEN MAY I EXERCISE THE PORTION OF MY OPTION THAT WAS VESTED AS OF DECEMBER 31, 2004?
You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A. Thus, such portion of your options that was vested as of December 31, 2004 will not be replaced, and you will not be eligible to receive any RSUs with respect to such portion.
23.	WHAT ARE THE CONDITIONS TO THE OFFER?
The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for replacement. (Pages 23-26)
24.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?
The Offer will expire on January 18, 2008, at 9:00 p.m. Pacific Standard Time, unless we extend the Offer.
Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Standard Time on the next business day following the previously scheduled expiration of the Offer. (Page 36)
25.	HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?
In order to tender one or more of your Eligible Options for replacement pursuant to the Offer, you must log on to the Offer website at https://finisar.equitybenefits.com/ and click on the “Make an Election” button to proceed with your election. You will be directed to the first page of the Election Form. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether you elect to tender your Eligible Options in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review your elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the Agreement to the Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. You will then be deemed to have completed the election process for tendering your Eligible Options.
If you are not able to submit your Election Form electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company via facsimile to 1-888-606-7624. To obtain a paper Election Form, please contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.

You must complete the tender and election process in the foregoing manner by 9:00 p.m. Pacific Standard Time on January 18, 2008. If we extend the Offer beyond that time, you must complete the process before the extended expiration date of the Offer. (Pages 21-22)
We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed Election Form from you before the expiration of the Offer, we will not accept your Eligible Options for replacement. Those options will not be replaced pursuant to this Offer, and you will not receive any RSUs with respect to those options.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will replace those options immediately following such expiration. (Page 22)
26.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?
You may change your previously submitted election at any time before 9:00 p.m. Pacific Standard Time on January 18, 2008 (or any extended expiration date of the Offer). If you would like to change your election, you must log on to the Offer website at https://finisar.equitybenefits.com/ and complete and submit a new Election Form. You should print a copy of your new Election Form and Print Confirmation page and keep those documents with your other records for this Offer.
Alternatively, you may change your existing election by completing a new paper Election Form and returning it to the Company via facsimile to 1-888-606-7624. To obtain a paper Election Form, please contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.
You may change your previously submitted elections as many times as you would like before the expiration of the Offer. (Pages 22-23)
27.	DOES FINISAR MAKE ANY RECOMMENDATIONS AS TO WHETHER I SHOULD TENDER MY ELIGIBLE OPTIONS FOR REPLACEMENT PURSUANT TO THE OFFER?
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. The Company recommends that you consult with your personal tax, financial and legal advisors when deciding whether or not you should tender your Eligible Options. (Page 20)
28.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
The commencement date of the Offer is December 17, 2007.
The Offer will expire at 9:00 p.m. Pacific Standard Time on January 18, 2008 (unless we extend the Offer).
The Eligible Options will be replaced on January 18, 2008 (unless we extend the Offer). Please be aware that your option account at E*Trade may not accurately reflect the replacement for one to two business days following the Expiration Date.
The RSUs will be granted on January 18, 2008 (unless we extend the offer). The shares of common stock underlying the RSUs will be issued on January 6, 2009.

29.	TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER
Participating in the Offer involves risks discussed in the Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2007 and subsequent quarterly reports on Form 10-Q are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.
Economic Risk.
If our stock price decreases after the date on which the RSUs are granted, the shares of common stock which are issued under the RSUs may be worth less than the aggregate increase to the exercise price of the corresponding New Option.
Tax-Related Risks.
Federal Taxes. The Offer is designed to remedy the Section 409A consequences applicable to the Eligible Options based on currently available guidance. It is possible that the IRS could issue further guidance with respect to the treatment of discounted options under Section 409A, and such guidance could be significantly different from the current guidance. We cannot guarantee the effect of any future Section 409A guidance.
State and Local Taxes. The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment.
Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss those consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
All Eligible Optionees should consult with their own personal tax, financial and legal advisors as to the tax and other consequences of their participation in the Offer.
Procedural Risks.
You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing an Election Confirmation Statement to your Finisar email address within two business days after receipt. If you have not received an Election Confirmation Statement in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submissions by contacting the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions in case we ask you for evidence of timely submission.

THE OFFER
1.	ELIGIBLE OPTIONS; ELIGIBLE OPTIONEES; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; RESTRICTED STOCK UNITS; FORMER EMPLOYEES; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.
Section 409A (“Section 409A”) to the Internal Revenue Code (the “Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Finisar Corporation (“Finisar”, the “Company”, “we” or “us”) has decided to offer Eligible Optionees holding Eligible Options the opportunity to replace each such option and thereby avoid taxation of that option under Section 409A.
Eligible Options
An outstanding option to purchase shares of the Company’s common stock will be eligible for replacement pursuant to the Offer if that option meets each of the following conditions:
     (i) The option was granted under the Finisar Corporation 2005 Stock Incentive Plan (the “2005 Plan”), the Finisar Corporation 2001 Nonstatutory Stock Option Plan or the Finisar Corporation 1999 Stock Option Plan (which was amended and renamed the Finisar Corporation 2005 Stock Incentive Plan effective September 8, 2005) (collectively, the “Plans”).
     (ii) The exercise price per share currently in effect for that option is lower than the fair market value per share of the Company’s common stock on the date which has now been determined to be the correct measurement date for that option for financial accounting purposes.
     (iii) All or a portion of the option was unvested as of December 31, 2004.
     (iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee.
     (v) The option is outstanding on the expiration date of this Offer.
An option that satisfies each of the foregoing conditions is designated an “Eligible Option” for purposes of the Offer. If only a portion of the option meets the foregoing conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for replacement pursuant to this Offer.
Your individualized Eligible Option chart in the Election Form accessible on the Offer website at https://finisar.equitybenefits.com/ will set forth information relating to the grant number and grant date indicated for each Eligible Option, the current exercise price per share in effect for that option, the revised measurement date determined for each Eligible Option for financial accounting purposes, the fair market value per share of the Company’s common stock on that date, the number of shares of common stock subject to the outstanding option and the number of option shares eligible for replacement in the Offer.
Eligible Optionees
Individuals to whom Eligible Options have been granted by the Company will be Eligible Optionees for purposes of the Offer if they are, on the expiration date of the Offer, a current employee of the Company (or any subsidiary) and subject to income taxation in the United States with respect to those options. However, our executive officers and the non-employee members of our board of directors (the “Board”) are not eligible to participate in the Offer.

Cancellation of Eligible Options and Grant of New Options
Subject to the terms and conditions of the Offer, we will replace each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date (as defined below).
If an Eligible Option is tendered and accepted pursuant to the Offer, the Eligible Option will be cancelled and replaced with a new option (a “New Option”) on the Expiration Date (but after the 9:00 p.m. Pacific Standard Time expiration of the Offer). The New Option will have a new grant date and an exercise price per share equal to the lower of (a) the fair market value per share of our common stock on the revised measurement date determined for the Eligible Option for financial accounting purposes and (b) the closing selling price per share of our common stock on the expiration date of the Offer. In no event will such exercise price be less than the exercise price in effect for the cancelled Eligible Option. The new exercise price per share will be designated the “Adjusted Exercise Price.”
If the Adjusted Exercise Price as so determined would be the same as the exercise price per share currently in effect for the Eligible Option, then that option will, on the Expiration Date (after the 9:00 p.m. Pacific Standard Time expiration of the Offer), be cancelled and replaced with a New Option that is the same as the cancelled option, with the same exercise price per share and expiration date, but with a new grant date, and that replacement option will also be designated a New Option. Such cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option.
Each New Option will be granted under the 2005 Stock Incentive Plan and will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the Eligible Option it replaces. No change to the vesting schedule will occur by reason of the cancellation. The New Option will be an incentive stock option to the maximum extent it qualifies as such under the federal tax laws; any portion of the New Option that does not so qualify will be treated as a nonstatutory option. The other terms and provisions of each New Option will be identical to the terms and provisions in effect for each cancelled Eligible Option immediately before the cancellation.
Restricted Stock Units
Each Eligible Optionee whose New Option has an Adjusted Exercise Price per share in excess of the exercise price currently in effect for his or her cancelled Eligible Option will become entitled to receive a special award of restricted stock units (“RSUs”) with respect to that option. An RSU represents the right to receive one share of Finisar common stock.
The number of RSUs awarded with respect to each such New Option will be equal to a number, rounded up to the nearest whole number, determined by dividing (i) the product of (A) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that cancelled Eligible Option and (B) the number of shares of the Company’s common stock purchasable under the New Option at the Adjusted Exercise Price by (ii) the closing selling price of the Company’s common stock on the Expiration Date. The RSUs will be granted under the 2005 Plan on the Expiration Date, and the underlying shares of common stock will be issued on January 6, 2009, subject to the collection of all applicable withholding taxes and payments. Such a delayed issuance is required by applicable IRS regulations. The shares of common stock underlying the RSUs will be issued whether or not the Eligible Optionee continues in the Company’s employ through the issuance date.
EXAMPLE 1: Assume that (1) you were granted an option to purchase 1,000 shares that had a recorded grant date of August 16, 2004 and an exercise price per share of $1.15, (2) that option vests in five successive equal annual installments over the five-year period measured from August 16, 2004, so that 1,000 shares were unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was October 18, 2004, when the fair market value per share was $1.20. Further assume that the closing selling price of the Company’s common stock on the Expiration Date is $1.85 per share. Your entire grant constitutes an Eligible Option for purposes of the Offer because all the shares were unvested as of December 31, 2004.

If you tender your Eligible Option, then that Eligible Option will be cancelled and replaced with a New Option to purchase 1,000 shares with an exercise price per share of $1.20. The grant date of the New Option will be the Expiration Date. In addition, you will receive 28 RSUs determined by dividing (i) the product of (A) $0.05 (the amount by which the $1.20 Adjusted Exercise Price for the New Option exceeds the $1.15 per share exercise price previously in effect for the cancelled Eligible Option) and (B) the 1,000 shares purchasable under the New Option at the $1.20 Adjusted Exercise Price by (ii) $1.85, the closing selling price of the Company’s common stock on the Expiration Date, and rounding such quotient up to the nearest whole number. The RSUs will be granted on the Expiration Date.
EXAMPLE 2: Assume that (1) you were granted an option to purchase 1,000 shares that had a recorded grant date of August 25, 2003 and an exercise price per share of $1.79, (2) that option vests in five successive equal annual installments over the five-year period measured from August 25, 2003, so that 800 shares were unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was October 22, 2003, when the fair market value per share was $3.01. Further assume that the closing selling price of the Company’s common stock on the Expiration Date is $1.85 per share. The portion of your grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of the Offer.
If you tender the portion constituting your Eligible Option, then that Eligible Option will be cancelled and replaced with a New Option to purchase 800 shares with an exercise price per share of $1.85. In addition, you will receive 26 RSUs determined by dividing (i) the product of (A) $0.06 (the amount by which the $1.85 Adjusted Exercise Price for that option exceeds the $1.79 per share exercise price previously in effect for that option) and (B) the 800 shares purchasable under the New Option at the $1.85 Adjusted Exercise Price by (ii) $1.85, the closing selling price of the Company’s common stock on the Expiration Date, and rounding such quotient up to the nearest whole number. The RSUs will be granted on the Expiration Date.
EXAMPLE 3: Assume that (1) you were granted an option to purchase 1,000 shares that had a recorded grant date of October 1, 2001 and an exercise price per share of $3.84, (2) that option vests in five successive equal annual installments over the five-year period measured from October 1, 2001, so that 400 shares were unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was December 3, 2001, when the fair market value per share was $9.80. Further assume that the closing selling price of the Company’s common stock on the Expiration Date is $1.85 per share. The portion of your grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of the Offer.
If you tender the portion constituting your Eligible Option, then that Eligible Option will be cancelled and replaced with a New Option to purchase 400 shares with an exercise price of $3.84. Because the exercise price under the New Option will be the same as under the cancelled option, no RSUs will be granted to you with respect to your New Option.
Former Employees
If you are not in the employ of the Company (or any subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be replaced, and you will not be entitled to any RSUs with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You may incur Section 409A tax penalties with respect to those options, unless you bring those options into compliance with Section 409A. You will receive a separate communication from the Company regarding your tax situation and any financial assistance the Company may provide with respect to the Section 409A tax penalties you may subsequently incur in connection with those options.

Expiration Date
The term “Expiration Date” means 9:00 p.m. Pacific Standard Time on January 18, 2008, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.
Additional Considerations
In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that the Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:
     (a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;
     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
     (c) any material change in our present dividend policy or our indebtedness or capitalization;
     (d) any change in our present Board or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;
     (e) any other material change in our corporate structure or business;
     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;
     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;
     (i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or
     (j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
2.	PURPOSE OF THE OFFER.
We are making this Offer to replace the Eligible Options because of potential adverse tax consequences that may apply. As a result of a thorough investigation of the Company’s past option grant practices, we have determined that each Eligible Option has an exercise price per share that is less than the fair market value per share of our common stock on the date which we have now determined to be the correct measurement date of that option for financial accounting purposes.

Section 409A provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. By reason of their revised measurement dates, the Eligible Options may be deemed to be below-market options under Section 409A. Accordingly, the Company has decided to provide Eligible Optionees with the opportunity to bring their Eligible Options into compliance by replacing those options with New Options.
Based on currently available guidance, unless certain remedial action is taken before the earlier of (i) December 31, 2008 or (ii) the date the optionee exercises his or her Eligible Options, the optionee will likely be subject to the following adverse tax consequences under Section 409A.
     Taxation in Calendar Year 2009. To the extent the optionee continues to hold in the 2009 calendar year unexercised Eligible Options that vested prior to that year or vest during that year, the optionee will recognize taxable income for the 2009 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2009 calendar year, even though the Eligible Option has not been exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2009 calendar year or (ii) December 31, 2009.
     Tax Penalty. In addition to normal income taxes payable on the spread in effect under each of the optionee’s Eligible Options on the applicable tax measurement date for the 2009 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.
Note: California has adopted Section 409A, and for optionees subject to California income taxation, the total penalty tax is 40%. Other states have also adopted Section 409A with penalty taxes at rates different from the 20% rate under Section 409A.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option outstanding in the 2009 calendar year vested as to one or more shares after the 2004 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2009 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for each calendar year of vesting had he or she been taxed on the spread which existed on those vested shares on December 31 of such year (the amount by which the December 31 fair market value of the shares which vested under the Eligible Option during that calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31 option spread on the shares which vested under the Eligible Option during the calendar year. The tax amount resulting from such calculation is not actually payable for the calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15 of the subsequent calendar year and continue until the date the optionee pays the accrued interest with his or her taxes for the 2009 calendar year. There would also be an additional interest penalty with respect to the shares which vested after the 2004 calendar year but remain unexercised in the 2009 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue until the date the optionee pays that interest penalty with his or her 2009 calendar year taxes.
     Vesting in Subsequent Calendar Years. To the extent an Eligible Option first vests in a calendar year after the 2009 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2009 calendar year.

The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:
EXAMPLE. Assume that (1) an optionee was granted an option to purchase 1,000 shares that had a recorded grant date of August 25, 2003 and an exercise price per share of $1.79, (2) that option vests in five successive equal annual installments over the five-year period measured from August 25, 2003, so there were 800 shares unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was October 22, 2003, when the fair market value per share was $3.01. Unless remedial action under Section 409A is taken before December 31, 2008 (or before any earlier exercise of the option for the shares vesting after December 31, 2004), the 800 option shares that vested during the 2005, 2006, 2007 and 2008 calendar years would be taxed as follows under Section 409A:
     Taxation in Calendar Year 2009: On the applicable tax measurement date in the 2009 calendar year, the optionee would recognize taxable income equal to the amount by which the fair market value of the 800 shares exceeded the exercise price payable for those shares. If we assume that the option is exercised for those 800 shares on September 5, 2009, when the fair market value is $5.00 per share, and that such date is the applicable tax measurement date for Section 409A purposes, then the optionee would recognize $2,568.00 of taxable wages (800 x ($5.00 — $1.79)) in 2009. In addition, the optionee would incur a 20% penalty tax in the amount of $513.60. There would also be an interest penalty assessed with respect to the 200 shares which vested in 2005. That interest penalty would be based on the taxes that would have been due on April 15, 2006 had the optionee been taxed at the rate of 35% on the spread which existed on those 200 shares on December 31, 2005 (the amount by which the fair market value of those 200 shares on December 31, 2005 exceeded the $358.00 aggregate exercise price payable for those shares). The interest penalty on those particular shares would accrue until the optionee pays that interest penalty with his or her 2009 calendar year taxes. Similarly, there would be an interest penalty assessed with respect to the 200 shares which vested in 2006, 2007 and 2008. Finally, there would be an additional interest penalty with respect to the shares which vested during the 2005, 2006, 2007 and 2008 calendar years, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding year. That interest penalty would accrue until the date it is paid with the optionee’s 2009 calendar year taxes. There will also be the possibility of adverse taxation under the tax laws of the state in which the optionee resides.
     Continued Taxation: If the option is not exercised in the 2009 calendar year, the optionee will still recognize taxable income in that year. It is likely that the amount of taxable income and the 20% penalty tax will be based on the option spread which exists on the 800 shares as of December 31, 2009; however, there is at present no actual IRS guidance on the appropriate tax measurement date. In addition, the optionee would continue to be subject to income taxation and the 20% penalty tax in each subsequent calendar year the option remains outstanding after the 2009 calendar year, and the amount of such taxation would be based on any subsequent appreciation in the value of the shares since the last tax measurement date for those shares under Section 409A.
     Exercise in 2008 Calendar Year. If you exercise an Eligible Option in the 2008 calendar year for the covered shares without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of the 2005, 2006 and 2007 calendar years on the option shares initially vesting in those years and any additional increases in the year-end fair market value of the shares in each calendar year subsequent to the calendar year of vesting.

If you elect not to tender your Eligible Options for replacement pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws.
Pursuant to the U.S. Treasury regulations provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to your currently outstanding Eligible Options, you must take remedial action to bring those options into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. The Company is now offering you the opportunity to bring your Eligible Options into compliance with Section 409A only through the replacement alternative described in paragraph (ii) below.
     (i) You could designate a specific schedule for the exercise of your Eligible Options. Accordingly, you would have to designate the particular calendar year or years in which that Eligible Option is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for an earlier exercise of the vested shares subject to the Eligible Option upon your termination of employment with the Company or a change in control or ownership of the Company. However, this alternative will not be available if you exercised any Eligible Option after December 31, 2005.
     (ii) Your Eligible Option could be replaced with a New Option with an exercise price per share equal to the Adjusted Exercise Price determined for that option. The New Option would be in compliance with Section 409A and, accordingly, you would avoid taxation under Section 409A, and you could exercise that option as you choose, subject only to the exercise provisions and option term in effect for each such option.
Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to the Company for replacement. The exercise price per share for each New Option will be equal to the Adjusted Exercise Price determined for that option, and that New Option would not be subject to the adverse tax consequences under Section 409A described above.
The description of the tax consequences above is based on our interpretation of the currently available guidance. It is possible that future guidance issued by the IRS may result in significantly different consequences. We cannot guarantee the effect of any future Section 409A guidance.
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
Neither we nor the Company’s Board will make any recommendation as to whether you should tender your Eligible Options for replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether or not to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not replaced pursuant to the Offer and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and state tax laws). You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your personal tax, financial and legal advisors.
3.	STATUS OF ELIGIBLE OPTIONS NOT REPLACED.
If you choose not to tender your Eligible Options for replacement, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that may violate Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).
4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.
Proper Tender of Options. If you are an Eligible Optionee, you will receive on the commencement of the Offer an email announcing the Offer with a link to the Offer website at https://finisar.equitybenefits.com/. Once you have logged onto the Offer website and clicked on the “Make An Election” button, you will be directed to your Election Form that contains the following personalized information with respect to each Eligible Option you hold:
-	the grant number for that option,

-	the grant date indicated for that option,

-	the current exercise price per share in effect for that option,

-	the revised measurement date determined for that option for financial accounting purposes,

-	the fair market value per share of the Company’s common stock on the revised measurement date for that option,

-	the number of shares of the Company’s common stock subject to the outstanding option, and

-	the number of option shares eligible for replacement in the Offer.
You will need to check the appropriate box next to each of your Eligible Options to indicate whether you elect to tender that option for replacement in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to the Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. You will then be deemed to have completed the election process.
If you are not able to submit your election electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company via facsimile to 1-888-606-7624. To obtain a paper Election Form, please contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.
If you decide to elect to tender one or more of your Eligible Options for replacement pursuant to the Offer, you must properly complete and submit the Election Form no later than 9:00 p.m. Pacific Standard Time on January 18, 2008. If we extend the Offer beyond January 18, 2008, you must complete and submit your Election Form before the extended expiration date of the Offer. Completion and submission of all documents, including the Election Form and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.
We will not accept any Election Form after the expiration of the Offer. If you do not complete and submit the Election Form on the Offer website or return it by facsimile, your Eligible Options will not be replaced pursuant to the Offer, and you will not be eligible to receive any RSUs.

The Offer website is designed to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing to your Finisar email address an Election Confirmation Statement within two business days after receipt. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com. If we do not have a record of your receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions and proof of transmittal in case we ask you for evidence of timely submission.
You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 constitutes an Eligible Option.
If your Election Form includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, we will not accept the tendered option or portion for replacement, but we do intend to accept for replacement each Eligible Option properly designated for tender in the Election Form.
Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each New Option, (iii) the number of shares of our common stock purchasable under the New Option at the Adjusted Exercise Price, and (iv) the number of any RSUs issuable with respect to each New Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.
Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for replacement all properly and timely tendered Eligible Options that have not been validly withdrawn, and on the Expiration Date (after the 9:00 p.m. Pacific Standard Time expiration of the Offer), those Eligible Options will be cancelled and immediately replaced with a New Option granted under the 2005 Plan that is the same as the cancelled option but with a new grant date and an exercise price per share equal to the Adjusted Exercise Price.
Our acceptance of your tendered Eligible Options for replacement pursuant to the Offer will constitute a binding agreement between us and you subject to the terms and conditions of the Offer.
5.	WITHDRAWAL RIGHTS.
You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.
     (i) You may withdraw your tendered Eligible Options at any time before 9:00 p.m., Pacific Standard Time, on the Expiration Date of the Offer. In addition, unless we accept and replace your Eligible Options before 9:00 p.m., Pacific Standard Time, on February 14, 2008 (the 40th business day after the December 17, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

     (ii) To validly withdraw your tendered Eligible Options, you must use the Offer website at https://finisar.equitybenefits.com/ to complete and submit a new Election Form. Alternatively, you may complete and submit a new paper Election Form and return it via facsimile to 1-888-606-7624. To obtain a paper Election Form, please contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.
You may only withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the requirements of subparagraph (i) above.
YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE OPTION.
You may not rescind any withdrawal, and any Eligible Option you withdraw will no longer be deemed tendered for replacement pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the election and tender procedures described in Section 4.
Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR REPLACEMENT AND GRANT OF NEW OPTIONS AND RESTRICTED STOCK UNITS.
Subject to the terms and conditions of the Offer, we will, upon the Expiration Date, accept for replacement all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each tendered Eligible Option that is cancelled pursuant to the Offer, we will grant a New Option in replacement on the Expiration Date (after the 9:00 p.m. Pacific Standard Time expiration of the Offer) together with any RSUs granted with respect to such new options. If we extend the Expiration Date, then the accepted Eligible Option will be replaced on the extended Expiration Date.
We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for replacement. Such notice may be by email, press release or other means. In addition, we will, promptly after the Expiration Date, deliver a new option agreement to each Eligible Employee whose Eligible Options have been replaced with a New Option pursuant to the Offer and a Restricted Stock Unit Issuance Agreement evidencing any RSUs issued with respect to each New Option.
However, if you are not in the employ of the Company (or any subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be replaced, and you will not be entitled to any RSUs with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You may incur Section 409A tax penalties with respect to those options, unless you bring those options into compliance with Section 409A. You will receive a separate communication from the Company regarding your tax situation and any financial assistance the Company may provide with respect to the Section 409A tax penalties you may subsequently incur in connection with those options.
7.	CONDITIONS OF THE OFFER.
We will not accept any Eligible Options tendered to us for replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for replacement, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after December 17, 2007, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for replacement:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the cancellation of the tendered Eligible Options and the grant of New Options in replacement thereof, the grant of the applicable RSUs, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
—	make the cancellation of the tendered Eligible Options and the grant of New Options in replacement thereof or the grant of the applicable RSUs illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

—	delay or restrict our ability, or render us unable, to accept for replacement some or all of the tendered Eligible Options;

—	materially impair the benefits that we hope to convey as a result of the Offer, which we believe would occur as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

—	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
(c)	there shall have occurred:
—	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

—	any general suspension of our ability to issue equity under the 2005 Plan or pursuant to any registration statement on Form S-8 registering shares of our common stock for issuance under the 2005 Plan;

—	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

—	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

—	any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 17, 2007;
     (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;
     (e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
—	any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 17, 2007;

—	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 17, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

—	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
     (f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or
     (g) any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to the Company that makes it inadvisable for us to proceed with the Offer.
The conditions to the Offer are for our benefit. We may assert them in our discretion, regardless of the circumstances giving rise to them, at any time prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Should we decide to waive any of the material conditions of the Offer, the Offer will remain open for five (5) business days following the date we announce the waiver. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.
8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
There is no established trading market for the Eligible Options or any other options granted under our Plans.
Our common stock is quoted on the Nasdaq Global Select Market under the symbol “FNSR.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Select Market.

	HIGH	LOW

Fiscal Year Ending April 30, 2008
Third Quarter (through December 14, 2007).	$2.45	$1.43
Second Quarter	$4.05	$2.24
First Quarter	$4.10	$3.39
Fiscal Year Ended April 30, 2007
Fourth Quarter	$3.86	$3.06
Third Quarter	$4.02	$3.01
Second Quarter	$4.13	$2.68
First Quarter	$5.32	$2.61
Fiscal Year Ended April 30, 2006
Fourth Quarter	$5.13	$2.49
Third Quarter	$2.72	$1.49
Second Quarter	$1.54	$0.87
First Quarter	$1.30	$1.01
On December 14, 2007 the last reported sale price of our common stock on the Nasdaq Global Select Market was $1.43 per share.
The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of those companies.
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.
Consideration. If we accept the tender of your Eligible Options, then each of those options will, on the Expiration Date (but after the 9:00 p.m. Pacific Standard Time expiration of the Offer), be cancelled and immediately replaced with a New Option that is the same as the cancelled option, but with a new grant date and an Adjusted Exercise Price. In addition, with respect to each of your New Options that has an Adjusted Exercise Price per share that is higher than the exercise price per share that was in effect for the cancelled Eligible Option such option replaces, you will be eligible to receive the special RSUs. No RSUs will be granted with respect to any New Option that has an exercise price that is the same as in effect for the cancelled option it replaces. The New Options and the RSUs will be granted under the 2005 Plan.
If you are not in the employ of the Company (or any subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be accepted for replacement and you will not receive any RSUs. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You may incur 409A tax penalties under Section 409A (and similar state tax laws) upon your subsequent exercise of those options, unless you bring those options into compliance with Section 409A prior to such exercise. You will receive a separate communication from the Company regarding your tax situation and any financial assistance the Company may provide with respect to the Section 409A tax penalties you may subsequently incur in connection with those options.

If all Eligible Options tendered pursuant to the Offer are replaced, then the resulting New Options will cover approximately 14,286,705 shares of our common stock, which represents approximately 4.6% of the total number of shares of our common stock outstanding as of December 14, 2007. The number of RSUs issuable pursuant to this Offer will be based on the total maximum dollar amount of approximately $11,236,201.84, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the revised measurement date for that option.
Terms of New Options. The replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the Eligible Optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.
The Eligible Options have been granted pursuant to the Plans. Each New Option will be granted under the 2005 Plan.
The following description summarizes the material terms of the Plans. The description of each Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the applicable Plan and the form of stock option agreement in effect for the Eligible Options granted under that Plan. Each Plan and corresponding form of stock option agreement have been filed as exhibits to the Schedule TO. Please contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com to receive a copy of each Plan document and the form of stock option agreement for each Plan. We will promptly furnish you copies of those documents at our expense. The stock option agreement used to evidence each New Option to be granted under the 2005 Plan in replacement of an Eligible Option and the Restricted Stock Unit Issuance Agreement evidencing the RSUs to be granted have been filed with the SEC as exhibits to the Schedule TO.
2005 Stock Incentive Plan/1999 Stock Option Plan. The 1999 Stock Option Plan (the “1999 Plan”) was amended and renamed the 2005 Stock Incentive Plan effective as of September 8, 2005. The following is a description of the principal provisions of the 2005 Plan that apply to option grants made under that Plan, including the Eligible Options. The terms of the Eligible Options granted under the 1999 Plan prior to its amendment on September 8, 2005 are substantially the same.
Administration. The Compensation Committee of our Board has exclusive authority to administer the 2005 Plan with respect to option grants made to our executive officers and also has the authority to make option grants to all other eligible individuals.
Share reserve. As of December 14, 2007, options to purchase 48,805,087 shares of common stock were outstanding under the 2005 Plan and an additional 36,849,204 shares remained available for future grant. The share reserve automatically increases on May 1 each calendar year over the term of the 2005 Plan by an amount equal to 5% of the total number of shares of our common stock outstanding on the immediately preceding April 30. However, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the federal tax laws will not exceed 21,000,000 increased on May 1 each year commencing May 1, 2001 and ending with the increase on May 1, 2008 by that portion of the annual share reserve increase on each such date which does not exceed 7,500,000 shares. No participant in the 2005 Plan may receive awards for more than 12,000,000 shares of our common stock in any single fiscal year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. The shares of common stock issuable under the 2005 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.

Eligibility. Officers and employees, non-employee members of the Board and independent consultants of Finisar or our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the 2005 Plan.
Option terms. Each granted option has an exercise price per share determined by the plan administrator, but that price may not be less than the fair market value of the option shares on the grant date, except that nonstatutory options may be granted with an exercise price below such fair market value. No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.
Upon cessation of service, an optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire sixty (60) days following the optionee’s cessation of service, unless such cessation of service occurs by reason of the optionee’s death or disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may any option be exercised after the expiration of the ten (10)-year or shorter maximum term in effect for that option.
Vesting acceleration. In the event we should undergo a change in control, outstanding options under the 2005 Plan will become vested and exercisable on an accelerated basis unless the acquiring corporation elects to assume the options or substitute substantially equivalent options for the acquiring corporation’s stock. To the extent that the options outstanding under the 2005 Plan are not assumed, substituted or exercised before the change in control, they will terminate as of the effective date of that change in control. The plan administrator also has complete discretion to structure one or more option grants so that those options will immediately vest and become exercisable for all the shares upon an optionee’s cessation of service following a change in control transaction in which those options are assumed or otherwise continued in effect.
A change in control under the 2005 Plan is any of the following events as a result of which our stockholders immediately before the event do not retain immediately after the event, direct or indirect beneficial ownership of a majority of the total combined voting power of our voting securities, its successor or the corporation to which our assets were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock; (ii) a merger or consolidation in which we are a party; (iii) the sale, exchange or transfer of all or substantially all of our assets; or (iv) a liquidation or dissolution of the Company.
Transferability. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may permit nonstatutory options to be transferable during the optionee’s lifetime to the extent provided in the option agreement.
Changes in capitalization. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, classification or similar change in our capital structure, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2005 Plan; (ii) the maximum number and/or class of securities for which shares may be issued upon exercise of incentive stock options; (iii) the maximum number and/or class of securities for which any one person may be granted awards under the 2005 Plan per fiscal year, (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option and (v) the number and/or class of securities in effect under each restricted stock unit.
Amendment and termination. Our Board may amend or modify the 2005 Plan at any time, subject to any stockholder approval requirements under applicable law or regulation or pursuant to the listing standards of the stock exchange (or the Nasdaq National Market) on which our shares of common stock are at the time primarily traded. Unless sooner terminated by our board of directors, the 2005 Plan will terminate on the earliest of (i) August 30, 2015, (ii) the date on which all shares available for issuance under the 2005 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.
2001 Nonstatutory Stock Option Plan. The following is a description of the principal provisions of the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) that apply to option grants made under that Plan, including the Eligible Options.

Administration. Our Board has exclusive authority to administer the 2001 Plan with respect to option grants made to our executive officers and also has the authority to make option grants to all other eligible individuals.
Share reserve. As of December 14, 2007, options to purchase 1,684,332 shares of common stock were outstanding under the 2001 Plan and an additional 2,717,408 shares remained available for future grant. The shares of common stock issuable under the 2001 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.
Eligibility. Officers, employees and independent consultants of Finisar or our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the 2001 Plan.
Option terms. Each granted option is a nonstatutory option and has an exercise price per share determined by the plan administrator, but that price may not be less than 85% of the fair market value of the option shares on the grant date. No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.
Upon cessation of service, an optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire thirty (30) days following the optionee’s cessation of service, unless such cessation of service occurs by reason of the optionee’s death or disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may any option be exercised after the expiration of the ten (10)-year or shorter maximum term in effect for that option.
Vesting acceleration. In the event we should undergo a change in control, outstanding options under the 2001 Plan will become vested and exercisable on an accelerated basis unless the acquiring corporation elects to assume the options or substitute substantially equivalent options for the acquiring corporation’s stock. To the extent that the options outstanding under the 2001 Plan are not assumed, substituted or exercised before the change in control, they will terminate as of the effective date of that change in control. The plan administrator also has complete discretion to structure one or more option grants so that those options will immediately vest and become exercisable for all the shares upon an optionee’s cessation of service following a change in control transaction in which those options are assumed or otherwise continued in effect.
A change in control under the 2001 Plan is any of the following events as a result of which our stockholders immediately before the event do not retain immediately after the event, direct or indirect beneficial ownership of a majority of the total combined voting power of our voting securities, its successor or the corporation to which our assets were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock; (ii) a merger or consolidation in which we are a party; (iii) the sale, exchange or transfer of all or substantially all of our assets; or (iv) a liquidation or dissolution of the Company.
Transferability. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may permit an option to be transferable during the optionee’s lifetime to the extent provided in the option agreement.
Changes in capitalization. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, classification or similar change in our capital structure, appropriate adjustments will be made to the maximum number and/or class of securities issuable under the 2001 Plan and the exercise price per share in effect under each outstanding option.
Amendment and termination. Our Board may amend or modify the 2001 Plan at any time, but any amendment or modification that would adversely affect the rights of the optionee will require the consent of that person. Unless sooner terminated by our board of directors, the 2001 Plan will terminate on the date on which all shares available for issuance under the 2001 Plan have been issued as fully-vested shares.

Taxation of Incentive Stock Options.
An optionee will recognize no taxable income at the time the option is granted or at the time the option is exercised, although taxable income may arise upon exercise for alternative minimum tax purposes in an amount equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.
The optionee will recognize taxable income for regular tax purposes in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result. The two-year requirement for a qualifying disposition of shares purchased under any New Option granted pursuant to the Offer as an incentive stock option will be measured from the Expiration Date on which that New Option is granted.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If the optionee makes a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.
If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.
Taxation of Nonstatutory Stock Options.
An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are subject to taxation. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
Accounting Treatment.
On May 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R), which the Company applied in its adoption of SFAS 123(R). SFAS 123(R) requires the measurement and recognition of compensation expense for all share based awards issued to employees and directors, based on estimated fair values of the share award on the date of grant. The Company adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective transition method, which requires compensation expense to be recorded for all share based awards granted after May 1, 2006 and for all unvested stock options outstanding as of May 1, 2006. For all unvested options outstanding as of May 1, 2006, the remaining unrecognized compensation expense, based on the fair value as determined under the provisions of SFAS 123, will be recognized as share based compensation in the Consolidated Statements of Income over the remaining vesting period. For share based awards granted subsequent to May 1, 2006, compensation expense is based on the fair value as determined under the provisions of SFAS 123(R) and will be recognized in the Consolidated Statements of Income over the vesting period. Under the modified prospective transition method, prior periods are not restated for the effect of SFAS 123(R).
SFAS 123(R) requires the Company to calculate the fair value of share based awards on the date of grant. The Company uses the Black-Scholes-Merton option pricing model (“BSM”) to estimate fair value. The BSM requires the Company to estimate key assumptions such as expected life, volatility, risk-free interest rates and dividend yield to determine the fair value of share based awards, based on both historical information and management judgment regarding market factors and trends. The Company amortizes the share based compensation expense over the period that the awards are expected to vest, net of estimated forfeiture rates. If the actual forfeitures differ from management estimates, additional adjustments to compensation expense may be required in future periods.
Please see Section 13 for a discussion of the accounting treatment of the Offer.
10.	NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.
Each New Option will be the same as the cancelled Eligible Option it replaces, but it will have a new grant date and an exercise price equal to the Adjusted Exercise Price. Each New Option which has an Adjusted Exercise per share equal to or greater than the closing selling price per share of our common stock on the Expiration Date will be an incentive stock option to the maximum extent it qualifies as an incentive stock option under current U.S. tax laws. One requirement for an option to qualify as an incentive stock option is that the value of shares subject to all incentive stock options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the fair market value of the shares on the option grant date. The excess portion is deemed to be a nonstatutory stock option. It is possible that one or more of your New Options may exceed the $100,000 limit (based on the aggregate value of shares that become exercisable in each calendar year under your New Options and other incentive stock options you hold) and the excess portion will be granted as nonstatutory stock options.
11.	INFORMATION CONCERNING FINISAR.
We are a leading provider of optical subsystems and components that connect local area networks, or LANs, storage area networks, or SANs, and metropolitan area networks, or MANs. Our optical subsystems consist primarily of transceivers which provide the fundamental optical-electrical interface for connecting the equipment used in building these networks. These products rely on the use of semiconductor lasers in conjunction with integrated circuit design and novel packaging technology to provide a cost-effective means for transmitting and receiving digital signals over fiber optic cable using a wide range of network protocols, transmission speeds and physical configurations over distances of 70 meters to 200 kilometers. Our line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications. Our manufacturing operations are vertically integrated and include internal manufacturing, assembly and test capability. We sell our optical subsystem and component products to manufacturers of storage and networking equipment such as Brocade, Cisco Systems, EMC, Emulex, Hewlett-Packard Company, Huawei and Qlogic.
We also provide network performance test and monitoring systems primarily to leading storage equipment manufacturers such as Brocade, EMC, Emulex, Hewlett-Packard Company, and Qlogic for testing and validating equipment designs and, to a lesser degree, to operators of networking and storage data centers for testing, monitoring and troubleshooting the performance of their installed systems.
We are incorporated in Delaware. Our principal executive offices are located at 1389 Moffett Park Drive, Sunnyvale, California 94089. Our telephone number is (408) 548-1000.
Financial Information. The following table sets forth selected consolidated financial operating data for Finisar. The selected historical statement of operations data for the fiscal years ended April 30, 2007 and 2006 and the selected historical balance sheet data as of April 30, 2007 and 2006 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2007 that have been audited by Ernst & Young LLP, independent registered public accounting firm, and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2007.
The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of these reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Form 10-K filed with the SEC on December 4, 2007 and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2007, filed with the SEC on December 12, 2007. We have presented the following data in thousands, except per share data.

	Fiscal Year Ended		Three Months Ended
	April 30,		October 28,	October 29,
	2007	2006	2007	2006
	(as restated)		(unaudited)
		(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Revenue	$418,548	$364,293	$100,699	$108,189
Gross Profit	$142,274	$95,583	$31,790	$37,689
Income (loss) from operations	$(1,632)	$(27,648)	$(6,379)	$4,845
Loss before cumulative effect of change in accounting principle	$(46,612)	$(33,029)	$(9,770)	$(30,329)
Loss before cumulative effect of change in accounting principle per share (basic and diluted)	$(0.15)	$(0.11)	$(0.03)	$(0.10)
Net loss	$(45,399)	$(33,029)	$(9,770)	$(30,329)
Net loss per share (basic and diluted)	$(0.15)	$(0.11)	$(0.03)	$(0.10)
Weighted average shares outstanding (basic and diluted)	307,804	290,518	308,635	307,558

	April 30, 2007	April 30, 2006	October 28, 2007	April 30, 2007
		(as restated)	(unaudited)
	(in thousands, except per share data)
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and short-term investments	$132,472	$118,786	$119,489	$132,472
Current assets	$259,186	$224,606	$251,372	$259,186
Non-current assets	$287,486	$281,864	$277,495	$287,486
Current liabilities	$140,803	$66,894	$180,306	$140,803
Non-current liabilities	$220,198	$263,447	$176,811	$220,198
Total stockholders’ equity	$185,671	$176,129	$171,750	$185,671
Book value per common share	$0.60	$0.61	$0.56	$0.60
See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represents (i) income before taxes before adjustment for minority interests in equity investees and (ii) fixed charges. Fixed charges consist of interest expensed and debt cost amortization and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. The pre-tax losses from continuing operations for the fiscal years ended April 30, 2006 and April 30, 2007 and for the fiscal quarter ended October 28, 2007, are not sufficient to cover our fixed charges. As a result, the ratio of earnings to fixed charges has not been computed for these periods.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.
A list of the members of our Board and executive officers as of December 14, 2007 is attached as Schedule I to this document. As of October 31, 2007 our current executive officers and directors as a group beneficially owned outstanding options under our various equity compensation plans to purchase a total of 7,913,767 shares of our common stock. That number represented approximately 15.6% of the aggregate number of shares of our common stock subject to all options outstanding under our various equity compensation plans as of that date.
Our executive officers and the non-employee members of our Board of Directors are not eligible to participate in the Offer.
Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our executive officers and non-employee members of our Board as of October 31, 2007.
During the 60-day period ended December 17, 2007:
—	we granted options under all of our various equity compensation plans to purchase 894,125 shares of our common stock, of which options to purchase 0 shares were granted to our directors and executive officers;

—	an individual exercised options to acquire 35,405 shares of our common stock with exercise prices per share ranging from $0.76 to $1.15, none of which were acquired by our directors and executive officers;

—	options to purchase an aggregate of 154,007 shares of our common stock under all of our various equity compensation plans were cancelled, none of which were held by our directors and executive officers;

—	our directors and executive officers purchased an aggregate of 20,000 shares of our common stock; and

—	our directors and executive officers sold an aggregate of 0 shares of our common stock.
The following executive officers and non-employee Board members were parties to the following transactions involving our common stock conducted during the 60-day period ended December 17, 2007:
—	On December 14, 2007, Joseph A. Young purchased 10,000 shares of our common stock at a purchase price of $1.43 per share.

—	On December 14, 2007, Anders Olsson purchased 10,000 shares of common stock at a purchase price of $1.48 per share.

—	On December 17, 2007, Jerry S. Rawls purchased 60,252 shares of our common stock at a purchase price of $1.4296 per share.
There are no other persons controlling Finisar.

Except as otherwise described above and other than stock option grants, restricted stock unit awards and other stock-based awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended December 14, 2007 by the Company or by any current executive officer, director, affiliate or subsidiary of the Company.
13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
Each Eligible Option that is tendered and accepted pursuant to the Offer will be cancelled and replaced with a New Option on the Expiration Date (but after the 9:00 p.m. Pacific Standard Time expiration of the Offer).
Pursuant to the accounting standards in effect under SFAS 123R, we will recognize additional compensation expense for financial reporting purposes with respect to the grant of the New Options based on the incremental fair value of those options. Both the change in exercise price and the offsetting RSUs are taken into account in determining the incremental fair value of those options. We will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement thereof with the same exercise price per share as the cancelled Eligible Options because there will be no change in the exercise price or any other assumptions affecting the fair value of those options.
14.	LEGAL MATTERS; REGULATORY APPROVALS.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our canceling tendered options and granting New Options in replacement thereof, or granting the applicable RSUs or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the cancellation of tendered options and grant of New Options or the grant of the RSUs as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to delay the acceptance of the tendered Eligible Options for replacement or the grant of the New Options and applicable RSUs pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.
15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
The following is a general summary of the material U.S. federal income tax consequences applicable to the cancellation of tendered options and the grant of New Options in replacement thereof and the grant of the RSUs. Foreign, state and local tax consequences are not addressed.
Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.
Cancellation and Grant of New Options. The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.
Taxation of Incentive Stock Options.
An optionee will recognize no taxable income at the time the option is granted or at the time the option is exercised, although taxable income may arise upon exercise for alternative minimum tax purposes in an amount equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

The optionee will recognize taxable income for regular tax purposes in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result. The two-year requirement for a qualifying disposition of shares purchased under any New Option granted pursuant to the Offer will be measured from the Expiration Date on which that New Option is granted.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If the optionee makes a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.
If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.
Taxation of Nonstatutory Stock Options.
An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a nonstatutory option. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.
Grant of RSUs. You will not be required to recognize any taxable income for U.S. federal income tax purposes when the RSUs are granted to you. The grant of the restricted stock units is not a taxable event.
Issuance of Shares Underlying RSUs. You will recognize ordinary income when the shares of our common stock underlying the RSUs are issued to you in an amount equal to the fair market value of those shares on such date. The Company must withhold all applicable U.S. federal, state and local income and employment withholding taxes required to be withheld with respect to that income. The Company will collect the applicable taxes by withholding from the shares issuable under the RSUs a number of shares of common stock with a fair market value (on the issuance date) equal to the amount of such taxes.
Foreign Taxation. If you are subject to the tax laws of jurisdictions in addition to the United States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant for our common stock, receipt of the RSUs and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should review the summary applicable to such foreign jurisdiction.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX AND OTHER CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.
We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.
Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, such amendment will be issued no later than 9:00 a.m. Eastern Standard Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:
     (i) we increase or decrease the amount of consideration offered for the Eligible Options, or
     (ii) we decrease the number of Eligible Options eligible to be tendered in the Offer.
17.	FEES AND EXPENSES.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for replacement pursuant to this Offer.
18.	ADDITIONAL INFORMATION.
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options for replacement:
     (a) our Annual Report on Form 10-K for our fiscal year ended April 30, 2007, filed with the SEC on December 4, 2007;
     (b) our Quarterly Report on Form 10-Q for our fiscal quarter ended October 28, 2007, filed with the SEC on December 12, 2007;

     (c) our Current Report on Form 8-K filed with the SEC on May 1, 2007; our Current Report on Form 8-K filed with the SEC on May 15, 2007; our Current Report on Form 8-K filed with the SEC on June 12, 2007, as amended by our Current Report on Form 8-K/A filed with the SEC on June 13, 2007; our Current Report on Form 8-K filed with the SEC on July 12, 2007; our Current Report on Form 8-K filed with the SEC on July 20, 2007; our Current Report on Form 8-K filed with the SEC on August 28, 2007; our Current Report on Form 8-K filed with the SEC on September 4, 2007; our Current Report on Form 8-K filed with the SEC on September 6, 2007; our Current Report on Form 8-K filed with the SEC on September 18, 2007; our Current Report on Form 8-K filed with the SEC on December 4, 2007; our Current Report on Form 8-K filed with the SEC on December 5, 2007;
     (d) our registration statement on Form 8-A filed with the SEC on November 8, 1999 pursuant to Section 12(g) if the 1934 Act, in which there is described the terms, rights and provisions applicable to our common stock, including any amendments or reports we file for the purpose of updating that description; and
     (e) our registration statement on Form 8-A filed with the SEC on September 27, 2002 pursuant to Section 12(g) of the 1934 Act, in which there is described the terms, rights and provisions applicable to our Preferred Stock Purchase Rights and the associated Series RP Preferred Stock.
The SEC file number for these filings is 000-1094739. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Washington, D.C. 20549
You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, California 94089
Attn: Katherine Watt
or contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
The information relating to Finisar in this document should be read together with the information contained in the documents to which we have referred you.
19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.
This document and our SEC reports referred to above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words like “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events; however, our business and operations are subject to a variety of risks and uncertainties, and, consequently, actual results may materially differ from those projected by any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements since they may not occur.
Certain factors that could cause actual results to differ from those projected are discussed in our Annual Report on Form 10-K, including those set forth in “Item 1A Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.
We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form, you must not rely upon that representation or information as having been authorized by us.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form.

Finisar Corporation	December 17, 2007

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FINISAR
CORPORATION
     The members of the Finisar Corporation board of directors and the Finisar Corporation executive officers and their respective positions and offices as of December 14, 2007, are set forth in the following table:

NAME	POSITION AND OFFICES HELD

Jerry S. Rawls	President, Chief Executive Officer and Chairman of the Board of Directors
Stephen K. Workman	Senior Vice President, Finance, Chief Financial Officer and Secretary
Anders Olsson	Senior Vice President, Engineering
Joseph A. Young	Senior Vice President and General Manager, Optics Division
David Buse	Senior Vice President and General Manager, Network Tools Division
Roger C. Ferguson	Director
David C. Fries	Director
Frank H. Levinson	Director
Larry D. Mitchell	Director
Robert N. Stephens	Director
Dominique Trempont	Director
     The address of each board member and executive officer is c/o Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, California 94089.

SCHEDULE II
BENEFICIAL OWNERSHIP OF FINISAR CORPORATION SECURITIES BY FINISAR DIRECTORS AND EXECUTIVE
OFFICERS
The following table shows the holdings of our common stock as of October 31, 2007 by each director and each executive officer of Finisar Corporation.

	Shares of Common Stock
	Beneficially Owned(1)
Name of Beneficial Owner(1)	Number	Percentage
Frank H. Levinson (2)	17,973,432	5.8%
Jerry S. Rawls (3)	7,229,392	2.3%
Stephen K. Workman (4)	1,062,082	*
Anders Olsson (5)	523,228	*
Larry D. Mitchell (6)	182,500	*
Roger C. Ferguson (7)	130,000	*
David Buse (8)	460,000	*
Joseph A. Young (9)	387,453	*
David C. Fries (10)	40,000	*
Robert N. Stephens (11)	40,000	*
Dominique Trempont (12)	40,000	*
All executive officers and directors as a group (11 persons) (13)	28,068,087	9.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is: c/o Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, CA 94089. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following October 31, 2007 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Accordingly, percent ownership is based on 308,634,829 shares of common stock outstanding as of October 31, 2007 plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days following October 31, 2007. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

(2)	Based on information contained in a Schedule 13G/A dated February 12, 2007, and Form 4 Reports filed with the Securities and Exchange Commission. Includes 14,762,614 shares held by the Frank H. Levinson Revocable Living Trust and 3,210,818 shares held by Seti Trading Co., Inc., (“Seti”), a company owned 50% by the Frank H. Levinson Revocable Living Trust and one other shareholder. Includes 780,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007. Dr. Levinson is the sole trustee of the Frank H. Levinson Revocable Living Trust and exercises sole voting and dispositive power over the shares held by the trust. Dr. Levinson and another director affiliated with the other shareholder are the sole directors of Seti and, consequently, the affirmative vote or consent of each of Dr. Levinson and the other director is required for any sale or other disposition of the shares held by Seti. However, pursuant to a shareholders’ agreement, each of Dr. Levinson and the other director maintain the right to direct Seti to vote 50% of the shares held by Seti in accordance with written instructions from Dr. Levinson or the other director, respectively. Accordingly, Dr. Levinson has shared dispositive power with respect to all 3,210,818 shares held by Seti and sole voting power with respect to 1,605,409 shares held by Seti. Dr. Levinson disclaims the existence of a group under Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, with respect to the shares held by Seti.

(3)	Includes 5,549,392 shares held by The Rawls Family, L.P. Mr. Rawls is the president of the Rawls Management Corporation, the general partner of The Rawls Family, L.P. Includes 1,680,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(4)	Includes 560,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(5)	Includes 520,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(6)	Includes 150,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(7)	Includes 60,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(8)	Includes 460,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(9)	Includes 360,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(10)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(11)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.

(12)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days following October 31, 2007.